Exhibit 99.(a)(3)

Schedule A

Series and Classes of the Trust as of December 31, 2011

Series:	Mairs and Power Growth Fund
Mairs and Power Balanced Fund
Mairs and Power Small Cap Fund
	Classes within the Series:	No separate classes have been established